Exhibit 99.1

DST Systems, Inc. Announces First Quarter 2013 Financial Results

KANSAS CITY, Mo., April 25, 2013 /PRNewswire/ -- DST reported consolidated net income of $93.2 million ($2.04 per diluted share) for the first quarter 2013 compared to $55.3 million ($1.22 per diluted share) for the first quarter 2012. Taking into account certain non-GAAP adjustments explained herein, consolidated net income was $45.0 million ($0.99 per diluted share) for first quarter 2013 compared to $47.5 million ($1.05 per diluted share) for first quarter 2012.

The diluted EPS impact of non-GAAP adjustments for first quarter 2013 is summarized as follows:

Reported GAAP diluted EPS	$2.04
Net gain on securities and other investments	(0.98)
Other items, net	(0.07)
Adjusted Non-GAAP diluted EPS	$0.99

"We are encouraged by DST's operating results for the first quarter. We recorded higher GAAP operating revenues and operating income in both the Financial Services and Customer Communications Segments. Our brokerage, healthcare, retirement and customer communications businesses successfully converted previously announced new client business during the quarter. We are also executing on our strategic initiatives, including selective monetization of non-core assets," said Steve Hooley, President and CEO of DST.

First quarter 2013 consolidated financial highlights, taking into account non-GAAP adjustments, were as follows:

  Operating revenues (excluding out-of-pocket reimbursements) increased $13.3 million or 2.8% to $489.2 million, as compared to first quarter 2012. Financial Services operating revenues increased $3.2 million, or 1.0%, and Customer Communications operating revenues increased $9.8 million or 5.9%.
  Income from operations increased $6.5 million, or 10.0%, compared to first quarter 2012. Financial Services income from operations decreased $4.2 million, or 7.6% during the quarter to $51.0 million attributable to lower operating revenues for mutual fund registered shareowner account servicing and lower AWD software license revenues, partially offset by higher pharmacy claim processing revenues.

Customer Communications Segment income from operations increased $10.6 million during the quarter to $19.2 million from higher North American revenues and lower costs in the U.K. operations.

  Other non-operating income decreased $11.3 million over the prior year quarter primarily from an unrealized loss on foreign currency translation of $6.6 million ($0.09 per diluted share) for the first quarter 2013 as compared to a foreign currency translation gain of $1.1 million ($0.02 per diluted share) for first quarter 2012. The majority of the 2013 foreign currency loss was caused by negative movements in the U.K. pound versus the U.S. dollar on an intercompany loan that is expected to be repaid over the next five years. Other income also decreased in the first quarter 2013 from $2.4 million of lower dividend income as a result of asset monetization activity.

Asset Monetization Update

During the quarter, DST received $100.1 million of pretax cash proceeds, consisting of $88.4 million from the sales of marketable securities and $11.7 million of distributions from private equity funds and other investments. Included in the $88.4 million of pretax cash proceeds received from sales of marketable securities is $28.2 million from the sale of 500,000 shares of State Street Corporation.

At March 31, 2013, the Company's cash and cash equivalents was $120.8 million, $32.5 million higher than December 31, 2012. Additionally, at March 31, 2013, the Company's total debt outstanding was $1,038.4 million, $26.8 million higher than December 31, 2012 and $321.9 million lower than March 31, 2012.

Share Repurchase Plan & Share Related Activity

During the first quarter 2013, the Company spent $52.5 million to repurchase approximately 758,000 shares of DST common stock, resulting in approximately $200 million remaining under DST's existing share repurchase plan. The Company had 44.1 million shares of common stock outstanding at March 31, 2013, as compared to 44.3 million shares outstanding at December 31, 2012 as share repurchases were partially offset by shares issued primarily from the vesting of restricted stock units.

Average diluted shares outstanding for first quarter 2013 were 45.6 million, a decrease of 500,000 shares or 1.1%, from fourth quarter 2012 and an increase of 400,000 shares or 0.9% from first quarter 2012. The decrease in average diluted shares outstanding from fourth quarter 2012 resulted primarily from share repurchases. The increase in average diluted shares outstanding from first quarter 2012 resulted primarily from higher dilutive effects of equity compensation awards and convertible debentures associated with a higher average stock price.

During March 2013, DST paid a quarterly cash dividend of $0.30 per share on its common stock.

Detailed Review of Financial Results

The following discussion of financial results takes into account the non-GAAP adjustments described in the section entitled "Use of Non-GAAP Financial Information" and detailed in the attached schedule titled "Description of Non-GAAP Adjustments."

Segment Results

Financial Services Segment

Operating revenues for the Financial Services Segment (excluding out-of-pocket reimbursements) for first quarter 2013 increased $3.2 million or 1.0% to $314.3 million as compared to first quarter 2012. Increased operating revenues from DST HealthCare, DST Retirement Solutions, ALPS and DST Brokerage Solutions were partially offset by lower operating revenues from mutual fund registered shareowner account processing and AWD software license and professional services.

Total mutual fund shareowner accounts increased 6.9 million to 95.0 million accounts during first quarter 2013. Registered shareowner accounts processed at March 31, 2013 were 75.0 million, a decrease of 700,000 accounts from December 31, 2012 and a decrease of 7.8 million accounts from March 31, 2012.

The following table summarizes changes in U.S. mutual fund registered accounts and subaccounts serviced during the three months ended March 31, 2013 (in millions):

Registered Accounts
Beginning balance	75.7
New client conversions	0.3
Subaccounting conversions to DST platforms	(0.7)
Subaccounting conversions to non-DST platforms	(0.7)
Organic growth	0.4
Ending balance	75.0

Subaccounts
Beginning balance	12.4
New client conversions	5.7
Conversions from DST's registered accounts	0.7
Conversions from non-DST registered platforms	0.5
Organic growth	0.7
Ending balance	20.0

Total Accounts	95.0

The Company currently expects conversions of registered accounts to subaccounts for 2013 to be between 5-6 million, of which approximately 25% of these accounts are expected to convert to DST's subaccounting platform. These estimates are consistent with prior estimates. The actual number of accounts estimated to convert to and from various DST platforms, as well as the timing of those events, is dependent upon a number of factors including information obtained from DST's clients. Actual results could differ from the Company's estimates.

DST Brokerage operating revenues increased during first quarter 2013 as compared to first quarter 2012 as a result of higher levels of subaccounts processed. The Company successfully converted 5.7 million subaccounts to DST's subaccounting platform in the first quarter of 2013. New subaccount conversions were approximately 300,000 accounts in excess of DST's previous estimates.

ALPS operating revenues increased during first quarter 2013 from market appreciation and new clients. The following table summarizes ALPS operating statistics (in billions):

	March 31,
	2013	2012
Assets Under Active Distribution	$72.5	$57.5
Assets Under Administration	115.5	94.2

DST Retirement operating revenues for the first quarter 2013 increased from first quarter 2012 from higher defined contribution participants processed. Total defined contribution participants processed were 7.1 million at March 31, 2013, an increase of 1.7 million participants from March 31, 2012 and an increase of 1.0 million from December 31, 2012.

To align with retirement plan industry reporting practices, beginning with first quarter 2013, DST will report total defined contribution participants on DST's retirement processing platform. Reporting periods prior to 2013 have been adjusted to conform to the current period reporting presentation. Total defined contribution participants include: 1) participants with account balances; 2) new employees in the process of becoming eligible to participate; 3) employees that have met plan eligibility requirements, but do not have account balances; and 4) terminated employees who are still treated as plan participants for purposes of annual plan compliance tests (such as participant discrimination tests) and for tax reporting purposes. As previously communicated, retirement plan record keepers generally experience an annual reduction in participants processed during the second quarter when tax and other compliance activities for the prior year are finalized.

The following table summarizes changes in defined contribution participants serviced during the three months ended March 31, 2013 (in millions):

Total Defined Contribution Participants
Beginning balance, as adjusted	6.1
New client conversions	1.1
Organic decline	(0.1)
Ending balance	7.1

DST Retirement added 1.1 million participants from conversion activities in first quarter 2013. DST Retirement is incurring costs associated with first quarter 2013 participant conversions, as well as future conversions of previously announced new client participants (totaling approximately 2.3 million participants).

DST HealthCare operating revenues during the first quarter 2013 increased primarily from higher volumes of pharmacy claims processed. In addition, DST HealthCare had new operating revenues from new full service healthcare clients that successfully converted to DST HealthCare's processing platform in first quarter 2013. The increase in pharmacy claims paid in first quarter 2013 is associated with increased Medicare and Medicaid members. The increase in covered lives is principally from organic growth within the existing customer base driven by Medicaid third party administration processing as well as new clients.

	March 31,
	2013	2012
Pharmacy claims paid	109.2	99.2
Covered lives using DST's medical processing platform	23.1	22.6

AWD operating revenues during the first quarter 2013 decreased as compared to first quarter 2012 primarily due to lower software license revenues and professional services. Active AWD users at March 31, 2013 were 207,900, an increase of 3.7% from March 31, 2012.

DST Global Solutions investment management operating revenues during first quarter 2013 were essentially flat from the same period in 2012. Increased operating revenues were partially offset by changes in foreign currency exchange rates.

Financial Services Segment software license fee revenues, derived principally from DST Global Solutions, DST Health Solutions and AWD, were approximately $9.1 million in first quarter 2013, a decrease of $3.1 million or 25.4% from the same period in 2012 primarily reflecting lower AWD software license fee revenues. While license fee revenues are not a significant percentage of DST's operating revenues, they can significantly impact earnings in the period in which they are recognized. Revenues and operating results from individual license sales depend heavily on the timing, size and nature of the contract.

Financial Services costs and expenses for first quarter 2013, excluding reimbursable operating costs, increased $7.9 million or 3.4% to $242.8 million primarily from increased employee and other operating costs associated with acquiring and supporting new business.

Financial Services depreciation and amortization expense decreased $500,000 in first quarter 2013 to $20.5 million, primarily from certain assets becoming fully depreciated.

Financial Services Segment income from operations decreased $4.2 million during first quarter 2013 to $51.0 million. Operating margin for first quarter 2013 was 16.2% as compared to 17.7% in 2012. Operating margins were adversely affected by the decline in mutual fund processing revenues, lower software license revenues and conversion and business expansion costs in the retirement and brokerage business units.

Customer Communications Segment

The following tables present the financial results and the operating statistics of the Customer Communications Segment for first quarter 2013 and 2012 (in millions):

	Three Months Ended March 31,
	2013			2012
	Operating Revenue	Operating Income	Operating EBITDA	Operating Revenue	Operating Income (Loss)	Operating EBITDA

North America	$126.8	$17.2	$24.6	$113.7	$9.6	$16.9
United Kingdom	48.4	2.0	5.4	51.7	(1.0)	2.7
Customer Communications Segment	$175.2	$19.2	$30.0	$165.4	$8.6	$19.6

	Three Months Ended
	March 31,
	2013	2012
Images produced
North America	2,598.0	2,359.5
United Kingdom	543.5	556.8
Total Customer Communications	3,141.5	2,916.3

Packages Mailed
North America	600.6	545.9
United Kingdom	192.5	189.8
Total Customer Communications	793.1	735.7

North America operating revenues increased $13.1 million, or 11.5%, in first quarter 2013 primarily from new client volumes. Although the Customer Communications Segment does not have significant seasonal fluctuations in its business operations, volumes for mutual fund clients are usually highest during the first quarter primarily due to delivery of year-end statements and tax forms. The increased operating revenues resulted in a $7.6 million increase in operating income over first quarter 2012.

North America operating margin was 13.6% for first quarter 2013 as compared to 8.4% in first quarter 2012. North America Operating EBITDA increased $7.7 million or 45.6% from first quarter 2012.

U.K. operating revenues decreased $3.3 million, or 6.4%, in first quarter 2013 from decreased images produced and foreign currency exchange rate movements. Income from U.K. operations was $2.0 million during first quarter 2013, a $3.0 million improvement over first quarter 2012. The improvement is the result of lower costs from facility consolidations and lower headcount. Customer Communications U.K. Operating EBITDA was $5.4 million, an increase of $2.7 million from first quarter 2012.

Investments and Other Segment

Investments and Other Segment operating revenues for first quarter 2013 decreased $200,000 or 1.4% as compared to first quarter 2012. Income from operations increased $100,000 to $2.9 million from lower depreciation expense and lower operating costs.

Other Financial Results

Equity in earnings of unconsolidated affiliates

The following table summarizes the Company's equity in earnings of unconsolidated affiliates (in millions):

	Three Months Ended
	March 31,
	2013	2012
BFDS	$1.8	$3.2
IFDS U.K.	0.8	1.6
IFDS L.P.	1.1	(0.1)
Other	1.9	0.6
	$5.6	$5.3

The decrease in equity in BFDS earnings from first quarter 2012 is primarily from lower revenues associated with reduced levels of accounts serviced. Average daily client cash balances invested by BFDS were $1.4 billion during first quarter 2013 compared to $1.2 billion during first quarter 2012 from higher levels of transaction activity. Average interest rates earned on the balances increased from 0.10% in first quarter 2012 to 0.14% in first quarter 2013.

The decrease in equity in IFDS U.K. earnings from first quarter 2012 is primarily the result of new product development and client conversion costs, as well as the impact of foreign currency exchange rate movements. Shareowner accounts serviced by IFDS U.K. were 9.5 million at March 31, 2013, an increase of 100,000 accounts from December 31, 2012 and an increase of 1.3 million accounts from March 31, 2012. The increase in accounts from December 31, 2012 is attributable to organic account growth in first quarter 2013. As previously announced, IFDS U.K. is in the process of converting new shareowner processing clients with approximately 200,000 accounts by June 30, 2013. New product development and client conversion costs are expected to continue to affect IFDS U.K. 2013 earnings.

The increase in IFDS L.P. earnings from first quarter 2012 is primarily attributable to higher revenues from a new client in Canada that converted 1.1 million accounts in fourth quarter 2012, partially offset by increased operating costs to support the new client and decreased earnings from a Canadian real estate partnership that was sold in December 2012. Shareowner accounts serviced by IFDS Canada were 11.5 million at March 31, 2013, an increase of 200,000 accounts as compared to December 31, 2012 and an increase of 1.1 million accounts from March 31, 2012. The increase in accounts from December 31, 2012 is attributable to organic account growth.

Equity in earnings of other unconsolidated affiliates for first quarter 2013 increased $1.3 million as compared to first quarter 2012, primarily from improved performance at DST's real estate and other affiliates.

Other income, net

Other income, net during first quarter 2013 decreased $11.3 million from first quarter 2012 to $0.9 million. The decrease in other income is primarily attributable to non-cash unrealized foreign currency exchange losses of $6.6 million during first quarter 2013 as compared to non-cash unrealized foreign currency exchange gains of $1.1 million in first quarter of 2012. The foreign currency exchange gains and losses are principally related to intercompany loans between DST's U.S. and U.K. subsidiaries that are expected to be repaid over the next five years. Dividend income decreased $2.4 million as a result of asset monetizations. The remainder of the decrease in other income, net during the quarter is attributable to lower unrealized gains on trading securities and from other non-operational costs incurred.

Interest expense

Interest expense for first quarter 2013 decreased $2.1 million, or 17.9% to $9.6 million compared to first quarter 2012, principally from lower weighted average debt balances outstanding and lower interest rates.

Income taxes

The Company's tax rate was 33.8% for first quarter 2013 as compared to 32.5% in first quarter 2012. A change in the proportional mix of domestic and international income caused an increase in the tax rate in 2013 as compared to 2012. Excluding the effect of discrete period items, the Company expects its tax rate to be approximately 36.1% for full year 2013, but the rate for the remainder of the year will likely vary on a quarterly basis between 35.5% and 38.5% depending on the timing of estimated 2013 sources of taxable income (e.g. domestic consolidated, international, and/or joint venture).

Use of Non-GAAP Financial Information

In addition to reporting operating income, pretax income, net income, and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments which are described in the attached schedule titled "Description of Non-GAAP Adjustments" and are reconciled to the corresponding GAAP measures in the attached financial schedules titled "Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items" that accompany this earnings release. In making these non-GAAP adjustments, the Company takes into account the impact of items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or that are non-operational in nature. Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities and other investments, restructuring and impairment costs and other similar items. Management believes the exclusion of these items provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information.

Management uses non-GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and "operational run-rate," as well as making financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors and other users of DST's financial statements to better understand DST's comparative operating performance for the periods presented.

DST defines Operating EBITDA as income from operations before depreciation and amortization. This supplemental non-GAAP liquidity measure is provided in addition to, but not as a substitute for, cash flow from operations. As a measure of liquidity, the Company believes Operating EBITDA is useful as an indicator of its ability to generate cash flow. Operating EBITDA, as calculated by the Company, may not be consistent with the computation of Operating EBITDA by other companies. The Company believes a useful measure of the Customer Communications Segment's contribution to DST's results is to focus on cash flow and DST's management believes Operating EBITDA is useful for this purpose. A reconciliation of Customer Communications Segment income from operations to Operating EBITDA is included in a schedule that accompanies this earnings release. The non-GAAP adjustments to this reconciliation are described in the attached schedule titled "Description of Non-GAAP Adjustments."

DST's management uses each of these non-GAAP financial measures in its own evaluation of the Company's performance, particularly when comparing performance to past periods. DST's non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. Although DST's management believes non-GAAP measures are useful in evaluating the performance of its business, DST acknowledges that items excluded from such measures may have a material impact on the Company's income from operations, pretax income, net income and earnings per share calculated in accordance with GAAP. Therefore, management typically uses non-GAAP measures in conjunction with GAAP results. Investors and users of our financial information should also consider the above factors when evaluating DST's results.

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Safe Harbor Statement

Certain material presented in the press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) all statements, other than statements of historical fact, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future or that depend on future events, or (ii) statements about our future business plans and strategy and other statements that describe the Company's outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as "may," "will," "would," "should," "potential," "strategy," "anticipates," "estimates," "expects," "project," "predict," "intends," "plans," "believes," "targets" and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include, but are not limited to, the risk factors and cautionary statements included in the Company's periodic and current reports (Forms 10-K, 10-Q and 8-K) filed from time to time with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this press release to reflect new information, future events or otherwise.

DST SYSTEMS, INC. CONDENSED CONSOLIDATED STATEMENT OF INCOME (In millions, except per share amounts) (Unaudited)

	Three Months Ended
	March 31,
	2013	2012

Operating revenues	$495.2	$475.9
Out-of-pocket reimbursements	187.2	177.3

Total revenues	682.4	653.2

Costs and expenses	574.6	559.1
Depreciation and amortization	33.2	34.0

Income from operations	74.6	60.1

Interest expense	(9.6)	(11.7)
Other income, net	73.2	29.7
Equity in earnings of unconsolidated affiliates	5.6	5.3

Income before income taxes	143.8	83.4
Income taxes	50.6	28.1

Net income	$93.2	$55.3

Average common shares outstanding	44.3	44.5
Average diluted shares outstanding	45.6	45.2

Basic earnings per share	$2.10	$1.24
Diluted earnings per share	$2.04	$1.22

DST SYSTEMS, INC. STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT (In millions) (Unaudited)

	Three Months Ended March 31, 2013
	Financial Services	Customer Communications	Investments / Other	Elimination Adjustments	Consolidated Total

Operating revenues	$318.1	$173.2	$3.9	$	$495.2
Intersegment operating revenues	2.2	2.0	10.3	(14.5)
Out-of-pocket reimbursements	13.3	175.9		(2.0)	187.2
Total revenues	333.6	351.1	14.2	(16.5)	682.4

Costs and expenses	258.6	321.1	8.8	(13.9)	574.6
Depreciation and amortization	20.5	10.8	2.5	(0.6)	33.2

Income (loss) from operations	$54.5	$19.2	$2.9	$(2.0)	$74.6

	Three Months Ended March 31, 2012
	Financial Services	Customer Communications	Investments / Other	Elimination Adjustments	Consolidated Total

Operating revenues	$309.1	$163.4	$3.4	$	$475.9
Intersegment operating revenues	2.0	2.0	11.0	(15.0)
Out-of-pocket reimbursements	14.5	164.7	0.1	(2.0)	177.3
Total revenues	325.6	330.1	14.5	(17.0)	653.2

Costs and expenses	252.5	311.9	9.0	(14.3)	559.1
Depreciation and amortization	21.0	11.0	2.7	(0.7)	34.0

Income (loss) from operations	$52.1	$7.2	$2.8	$(2.0)	$60.1

DST SYSTEMS, INC. OTHER SELECTED FINANCIAL INFORMATION (In millions) (Unaudited)

Selected Balance Sheet Information	March 31, 2013	December 31, 2012

Cash and cash equivalents	$120.8	$88.3
Debt	1,038.4	1,011.6

	Three Months Ended
	March 31,
Capital Expenditures, by Segment	2013	2012

Financial Services	$15.7	$15.7
Customer Communications	6.4	12.0
Investments and Other	1.7	1.7

DST Systems, Inc.
Description of Non-GAAP Adjustments

In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments that are described below and are reconciled to the corresponding GAAP measures in the attached financial schedules titled "Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items" that accompany this earnings release. DST's use of non-GAAP adjustments is further described in the section entitled "Use of Non-GAAP Financial Information."

The following items, which occurred during the quarter ended March 31, 2013, have been treated as non-GAAP adjustments:

  Contract termination payment in the amount of $6.0 million from the partial termination of a retirement business client in the Financial Services Segment, included in operating revenue. The partial contract termination payment occurred from DST's client not completing the contractual conversion of certain defined contribution participants to DST's retirement platform as a result of a business acquisition impacting DST's client. The income tax expense associated with this net gain was approximately $2.3 million.
  Incremental loss accrual recorded for a previously disclosed regulatory inquiry regarding the processing of certain pharmacy claims during the period 2006 to 2009, included in costs and expenses, in the amount of $2.5 million. There was no income tax benefit attributed to this loss accrual.
  Net gain on securities and other investments of $72.3 million, which were included in other income, net, is comprised of net realized gains from sales of available-for-sale securities of $68.5 million and net gains on private equity funds and other investments of $3.8 million. The income tax expense associated with the aggregate net gains on securities and other investments was approximately $27.5 million.
  Income tax benefits of $2.2 million, primarily resulting from the resolution of historical research and experimentation credits.

The following items, which occurred during the quarter ended March 31, 2012, have been treated as non-GAAP adjustments:

  Business advisory expenses associated with an action by the DST Board of Directors to retain independent advisors to assist the Board with its ongoing review of DST's business plan, assets and investment portfolio, included in costs and expenses, in the amount of $500,000. The income tax benefit associated with these expenses was approximately $200,000.
  Employee termination expenses of $4.0 million associated with reductions in workforce in the Financial Services Segment ($2.6 million) and the Customer Communications Segment ($1.4 million), which were included in costs and expenses. The aggregate income tax benefit associated with these costs was approximately $1.3 million.
  Other net gain, in the amount of $17.5 million, associated with gains (losses) related to securities and other investments, which were included in other income, net. The income tax expense associated with this net gain was approximately $6.7 million. The $17.5 million of net gains on securities and other investments for first quarter 2012 was comprised of net realized gains from sales of available-for-sale securities of $15.4 million and net gains on private equity funds and other investments of $2.4 million, partially offset by other than temporary impairments on available-for-sale securities of $300,000.
DST SYSTEMS, INC. RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS Three Months Ended March 31, (Unaudited- in millions, except per share amounts)

	2013
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS
Reported GAAP income	$74.6	$143.8	$93.2	$2.04
Adjusted to remove:
Included in operating income:
Contract termination payment - Financial Services	(6.0)	(6.0)	(3.7)	(0.08)
Loss accrual - Financial Services	2.5	2.5	2.5	0.06

Included in non-operating income:
Net gain on securities and other investments		(72.3)	(44.8)	(0.98)
Income tax credits			(2.2)	(0.05)
Adjusted Non-GAAP income	$71.1	$68.0	$45.0	$0.99

	2012
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS
Reported GAAP income	$60.1	$83.4	$55.3	$1.22
Adjusted to remove:
Included in operating income:
Business advisory expenses - Financial Services	0.5	0.5	0.3	0.01
Employee termination expenses - Financial Services	2.6	2.6	1.6	0.04
Employee termination expenses - Customer Communications	1.4	1.4	1.1	0.02

Included in non-operating income:
Net gain on securities and other investments		(17.5)	(10.8)	(0.24)
Adjusted Non-GAAP income	$64.6	$70.4	$47.5	$1.05

Note:

See the "Description of Non-GAAP Adjustments" section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

DST SYSTEMS, INC. RECONCILIATION OF INCOME FROM OPERATIONS TO EBITDA CUSTOMER COMMUNICATIONS SEGMENT (Unaudited- in millions)

	Three Months Ended
	March 31,
	2013	2012

Reported GAAP income from operations	$19.2	$7.2
Adjusted to remove:

Depreciation and amortization	10.8	11.0

Operating EBITDA, before non-GAAP items	30.0	18.2

Adjusted to remove:

Employee termination expenses		1.4

Adjusted operating EBITDA, after non-GAAP items	$30.0	$19.6

Note:

See the "Description of Non-GAAP Adjustments" section for a description of each of the above adjustments and see the "Use of Non-GAAP Financial Information" section for management's reasons for providing non-GAAP financial information.

CONTACT: DST, Kenneth V. Hager, +1-816-435-8603, Vice President and Chief Financial Officer, or Media, Matthew Sherman, or Nicholas Lamplough, Joele Frank, Wilkinson Brimmer Katcher, +1-212-355-4449, or Investors, Art Crozier, Jennifer Shotwell, or Larry Miller, Innisfree M&A Incorporated, +1-212-750-5833